n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Third Quarter 2021 Financial Results;
Revises Full Year 2021 EPS Financial Guidance

•Reports 3Q21 earnings per diluted common share of $11.84 on a GAAP basis, $4.83 on an Adjusted basis; reports YTD 2021 EPS of $22.77 on a GAAP basis, $19.40 on an Adjusted basis
•Revises FY 2021 EPS guidance to approximately $23.67 on a GAAP basis, or approximately $20.50 on an Adjusted basis, to reflect a net COVID headwind, while confirming $21.50 as the baseline for 2022 Adjusted EPS growth
•Achieves 97 percent, or 4.8 million of the company's Medicare Advantage members currently enrolled in 4-Star and above contracts for 2022, including over 2 million members in 4.5 Star and 5-Star contracts
•Updates FY 2021 expected individual Medicare Advantage membership growth to 450,000 members, reflecting year-over-year growth of 11 percent

LOUISVILLE, KY (November 3, 2021) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share for the quarter ended September 30, 2021 (3Q21) versus the quarter ended September 30, 2020 (3Q20) and for the nine months ended September 30, 2021 (YTD 2021) versus the nine months ended September 30, 2020 (YTD 2020) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax income) In millions	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
Generally Accepted Accounting Principles (GAAP)	$1,636	$1,755	$3,414	$5,058
Amortization associated with identifiable intangibles	17	23	47	66
Gain on Kindred at Home equity method investment	(1,129)	—	(1,129)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	33	(7)	567	63
Transaction and integration costs associated with Kindred at Home acquisition	71	—	93	—
Change in fair market value of publicly-traded equity securities	174	(643)	197	(643)
Receipt of commercial risk corridor receivables previously written off, net	—	(578)	—	(578)
Adjusted (non-GAAP)	$802	$550	$3,189	$3,966

Diluted earnings per common share (EPS)	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$11.84	$10.05	$22.77	$27.37
Amortization associated with identifiable intangibles	0.10	0.13	0.28	0.38
Gain on Kindred at Home equity method investment	(8.74)	—	(8.73)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.20	(0.03)	3.38	0.37
Transaction and integration costs associated with Kindred at Home acquisition	0.39	—	0.52	—
Change in fair market value of publicly-traded equity securities	1.04	(3.72)	1.18	(3.73)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)	—	(3.35)
Adjusted (non-GAAP)	$4.83	$3.08	$19.40	$21.04
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.
“Despite pandemic-related impacts, Humana had a strong third quarter, which we attribute largely to the strength of our Medicare Advantage (MA) offerings, highlighted by our individual MA membership expected to grow 11 percent year-over-year, ahead of industry expectations,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "Given a highly competitive market, this type of growth is difficult, but we believe our success speaks to the value that our MA plans deliver to Medicare beneficiaries; our industry leading customer experience that has been recognized from notable organizations such as Forrester, J.D. Power, and USAA; and our focus on quality as evidenced by our recently announced results in CMS’s Five-Star Quality Rating System where we continue to be a leader among our peers, with 4.8 million, or 97 percent, of our MA members enrolled in plans rated 4-stars or higher. Looking ahead to 2022, we’re taking a steady and balanced approach to ensure we can maintain years-long stability of benefits for our customers, while also continuing to navigate pandemic uncertainties and the return to industry norms."
Summary of Quarterly Results

3Q21 and YTD 2021 results reflect the strength of Humana's underlying core operations, combined with the continued impact of the COVID-19 pandemic. Year-over-year comparisons for GAAP and Adjusted consolidated pretax income and EPS results were impacted by the following factors:
•the consolidation of Kindred at Home operations upon completion of the acquisition of the remaining 60 percent interest in Kindred at Home in August 2021; and
•the significant impact of the deferral of non-essential care in 2020, primarily in the second quarter of 2020, net of COVID-19 testing and treatment costs and the company’s pandemic relief efforts in YTD 2020.

The year-over-year changes in GAAP and Adjusted EPS for 3Q21 and YTD 2021 further reflect the beneficial tax impact of the termination of the health insurance industry fee (HIF) in 2021 and a lower number of shares used to compute EPS, primarily reflective of share repurchases in 2020.

In addition, year-over-year comparisons in GAAP consolidated pretax income and EPS results, on both a quarter and YTD basis, were impacted by the following:
•$1.13 billion gain associated with the company's previous minority ownership in Kindred at Home,
•put/call valuation adjustments associated with the company's non-consolidating minority interest investments (including the portion related to Kindred at Home for the period in 2021 prior to the transaction closing when the company held a minority ownership interest),
•the change in the fair market value of publicly-traded equity securities (primarily Oak Street Health, Inc.),
•transaction and integration costs associated with the Kindred at Home acquisition, and
•the 3Q20 receipt of unpaid risk corridor payments that were previously written off.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 3Q21 to 3Q20 and YTD 2021 and YTD 2020.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
Consolidated results:
Revenues - GAAP	$20,697	$20,075	$62,010	$58,093
Revenues - Adjusted	$20,871	$18,823	$62,207	$56,841
Pretax income - GAAP	$1,636	$1,755	$3,414	$5,058
Pretax income - Adjusted	$802	$550	$3,189	$3,966
Diluted EPS - GAAP	$11.84	$10.05	$22.77	$27.37
Diluted EPS - Adjusted	$4.83	$3.08	$19.40	$21.04
Benefits expense ratio - GAAP	87.1%	82.6%	86.3%	81.4%
Benefits expense ratio - Adjusted	87.1%	85.3%	86.3%	82.3%
Operating cost ratio - GAAP	12.6%	13.0%	10.9%	12.2%
Operating cost ratio - Adjusted	12.2%	13.2%	10.8%	12.3%
Operating cash flows - GAAP	$2,835	$1,815	$2,358	$5,356
Parent company cash and short term investments	$1,246	$2,422
Debt-to-total capitalization	43.0%	33.0%
Retail segment results:
Revenues - GAAP	$18,440	$16,741	$55,633	$50,464
Benefits expense ratio - GAAP	88.1%	85.1%	87.6%	83.3%
Operating cost ratio - GAAP	9.1%	11.2%	8.4%	10.0%
Segment earnings - GAAP	$456	$553	$2,086	$3,227
Segment earnings - Adjusted	$460	$557	$2,098	$3,239
Group and Specialty segment results:
Revenues - GAAP	$1,695	$1,794	$5,150	$5,494
Benefits expense ratio - GAAP	86.4%	93.0%	81.2%	79.6%
Operating cost ratio - GAAP	24.9%	25.2%	23.9%	24.0%
Segment (loss) earnings - GAAP	($28)	($160)	$186	$232
Segment (loss) earnings - Adjusted	($27)	($159)	$189	$235
Healthcare Services segment results:
Revenues - GAAP	$8,038	$7,131	$22,760	$21,157
Operating cost ratio - GAAP	95.0%	96.4%	95.6%	95.8%
Segment earnings - GAAP	$373	$249	$953	$816
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$415	$327	$1,132	$1,036

2021 Earnings Guidance

Humana is revising its GAAP EPS guidance range for the year ending December 31, 2021 (FY 2021) to approximately $23.67 from the previous range of $24.97 to $25.47. Humana is also revising its FY 2021 Adjusted EPS guidance to approximately $20.50 from the previous guidance range of $21.25 to $21.75. The current FY 2021 EPS guidance reflects the company’s updated view of utilization for the fourth quarter of 2021. Please see below for the company’s previous guidance commentary for reference, as well as detail of utilization assumptions included in the current FY 2021 guidance.

2021 Utilization (as a percent of Estimated FY 2021 Baseline Medicare Advantage Claims Expense)	Second Half of 2021 (2H21)

Projection as of September 2021
COVID Utilization	3.0%
Depression in non-COVID Utilization	(5.5)%
Total Medicare Advantage Utilization (COVID and non-COVID)	(2.5)%

	3Q21	4Q21	2H21
As of November 3, 2021 (3Q21 actual; 4Q21 projected)
COVID Utilization	6.7%	3.0%	4.9%
Depression in non-COVID Utilization	(7.7)%	(4.0)%	(5.9)%
Total Medicare Advantage Utilization (COVID and non-COVID)	(1.0)%	(1.0)%	(1.0)%

Previous Commentary:
In Humana’s second quarter earnings release dated July 28, 2021, the company explained that FY 2021 guidance assumed non-COVID Medicare Advantage utilization would run 2.5 percent below baseline in the second half of the year, with a further assumption of minimal COVID testing and treatment costs for the same period.

In September 2021, as a result of the surge in COVID cases due to the Delta variant, Humana updated its commentary on FY 2021 Adjusted EPS guidance to indicate it expected non-COVID Medicare Advantage utilization to be 5.5 percent below baseline in the back of the year, while being partially offset by 3 percent of COVID costs, therefore, again assuming total utilization would be 2.5 percent below baseline in the second half of 2021.

November 3, 2021 Update:
As noted in the table above, during 3Q21 COVID costs were higher than previously expected, as the Delta variant resulted in hospitalization levels on par with what the company experienced in January of 2021 despite over 80 percent of its Medicare Advantage members believed to be vaccinated. Non-COVID Medicare Advantage utilization was lower than previously anticipated, and while this reduction fully offset the higher than expected COVID costs, resulting in total Medicare Advantage utilization running 1 percent below the company's baseline estimates, this net deduction was 150 basis points less than the company's previous expectations that total Medicare Advantage utilization would run 2.5 percent below its baseline estimates for the second half of 2021. However, the company experienced higher than anticipated favorable current period medical claims reserve development and other operating outperformance in 3Q21 contributing to results that were slightly favorable to consensus expectations.

The company is updating its FY 2021 EPS guidance to take a more conservative posture going into the final months of 2021, now anticipating total Medicare Advantage utilization, net of COVID costs, will run approximately 1 percent below baseline in the fourth quarter (4Q21), consistent with its 3Q21 experience. This guidance does not assume the higher levels of favorable current period development seen in 3Q21 will continue.

Notably, as the company has consistently shared throughout the year, the midpoint of its original guidance range of $21.50 remains the correct baseline for 2022 Adjusted EPS growth given its 2022 pricing assumptions.

Humana GAAP and Adjusted results for FY 2020 are shown below for comparison.

Additional FY 2021 guidance points are included in the table beginning on page 24 of this earnings release.

Diluted earnings per common share	FY 2021 Guidance (f)	FY 2020 (g)
GAAP	~$23.67	$25.31
Amortization of identifiable intangibles	0.39	0.51
Gain on Kindred at Home equity method investment	(8.73)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	3.38	0.60
Transaction and integration costs associated with the Kindred at Home acquisition	0.61	—
Change in fair market value of publicly-traded equity securities	1.18	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)
Adjusted (non-GAAP) – FY 2021 projected; FY 2020 reported	~$20.50	$18.75
CMS Star Ratings

As previously disclosed, in October 2021, the Centers for Medicare and Medicaid Services (CMS) published its updated Medicare Star Ratings for bonus year 2023 (plan year 2022). Humana has 4.8 million members, or 97 percent of its existing Medicare Advantage membership, in contracts rated 4-stars or higher. Humana increased the number of contracts that received a 5-star rating from one contract in 2021 to four contracts in 2022, the most in the company’s history, including HMO plans in Florida, Louisiana, Tennessee and Kentucky covering approximately 527,000 members.

Over 99 percent of retirees in Humana’s Group Medicare Advantage plans remain in 4-star or above contracts for 2022.

Humana’s Star Ratings continue to reflect the company’s strong focus on ensuring high quality of care, patient-centered clinical outcomes and reliable customer service for its members.

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$20,697	$20,075	$62,010	$58,093
Change in fair market value of publicly-traded equity securities	174	(643)	197	(643)
Receipt of commercial risk corridor receivables previously written off	—	(609)	—	(609)
Adjusted (non-GAAP)	$20,871	$18,823	$62,207	$56,841
GAAP consolidated revenues for 3Q21 were $20.70 billion, an increase of $622 million, or 3 percent, from $20.08 billion in 3Q20. Total premiums and services revenues of $20.73 billion in 3Q21 increased $1.37 billion, or 7 percent, from $19.36 billion in 3Q20. The favorable year-over-year comparisons were primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth,
•higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021, net of Medicare Risk Adjustment (MRA) headwinds resulting from COVID-19 related utilization disruption in 2020, and
•the impact of Kindred at Home revenues from external customers (previously Kindred at Home's results were non-consolidating reflective of Humana's minority ownership interest).
These increases were partially offset by the following factors:

•the impact of the 3Q20 receipt of payments associated with the commercial risk corridor receivables previously written off,
•declining year-over-year stand-alone PDP, group commercial medical, and group Medicare Advantage membership, and
•investment losses in 3Q21 compared to investment income in 3Q20; the 3Q21 losses resulted from unfavorable fair value adjustments to the company's public-traded equity securities.
GAAP consolidated revenues for YTD 2021 increased $3.92 billion, or 7 percent, to $62.01 billion from $58.09 billion in YTD 2020. Total YTD 2021 premiums and services revenues rose to $61.79 billion, increasing $4.64 billion, or 8 percent, from $57.15 billion in the prior year period. The YTD 2021 increases were primarily driven by the same factors impacting the quarterly comparison, as well as the additional quarter of impact of Medicare sequestration relief in 2021 as sequestration was not enacted until the second quarter of 2020.
Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	3Q21 (a)	3Q20	YTD 2021 (c)	YTD 2020
GAAP	87.1%	82.6%	86.3%	81.4%
Receipt of commercial risk corridor receivables previously written off	—%	2.7%	—%	0.9%
Adjusted (non-GAAP)	87.1%	85.3%	86.3%	82.3%
The 3Q21 and YTD 2021 GAAP consolidated benefit ratios were 87.1 percent and 86.3 percent, respectively, compared to the 3Q20 and YTD 2020 GAAP consolidated benefit ratios of 82.6 percent and 81.4 percent, respectively.
The year-over-year increase in the quarterly and YTD GAAP ratios reflect the following factors:

•the impact on the 3Q20 ratio resulting from the receipt of the commercial risk corridor receivables that were previously written-off,

•the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products,

•COVID-19 impacts in 2020, including the impact of the deferral of non-essential care, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts, as well as 2021 MRA headwinds resulting from the COVID-19 related utilization disruption in 2020, and

•the impact in 3Q21 and YTD 2021 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
These factors were partially offset by higher favorable prior period medical claims reserve development (Prior Period Development) in 2021 as further described below.
Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2021	$555	$164	$49	$768
Prior Period Development from prior years recognized in 2020	$284	$(49)	$43	$278

As anticipated, Humana experienced a higher level of favorable Prior Period Development in 3Q21 and YTD 2021 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
Favorable Prior Period Development decreased the consolidated benefit ratio by 20 basis points in both 3Q21 and 3Q20. Favorable Prior Period Development decreased the YTD 2021 ratio by 130 basis points and decreased the YTD 2020 consolidated benefit ratio by 50 basis points.
Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	12.6%	13.0%	10.9%	12.2%
Transaction and integration costs associated with Kindred at Home acquisition	(0.4)%	—%	(0.1)%	—%
Receipt of commercial risk corridor receivables previously written off, net	—%	0.2%	—%	0.1%
Adjusted (non-GAAP)	12.2%	13.2%	10.8%	12.3%
The 3Q21 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.6 percent decreased 40 basis points from the 3Q20 ratio of 13.0 percent. The decrease was primarily related to the following factors:
•termination of the non-deductible HIF in 2021, which increased the consolidated GAAP operating cost ratio by approximately 150 basis points in 3Q20,
•lower COVID-19 related administrative costs in 3Q21 compared to 3Q20; administrative costs in 3Q20 included costs associated with personal protective equipment for the company's clinicians, member response efforts, and the build-out of infrastructure necessary to support employees working remotely,
•scale efficiencies associated with growth in the company's Medicare Advantage membership, and
•operating cost efficiencies in 3Q21 driven by previously implemented productivity initiatives.
These factors were partially offset by the following factors:
•the impact of consolidated Kindred at Home operations; the business has a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio,
•continued strategic investments made to position the company for long-term success,
•the impact of transaction and integration costs associated with the Kindred at Home transaction, and
•the net impact on the 3Q20 ratio resulting from the receipt of the commercial risk corridor receivables that were previously written-off.
The YTD 2021 GAAP consolidated operating cost ratio of 10.9 percent decreased 130 basis points from 12.2 percent in YTD 2020. The decrease was primarily impacted by the same factors influencing the third quarter GAAP comparison, as well as the impact of a $200 million contribution to the Humana Foundation in the first half of 2020 to support communities served by the company, particularly those with social and health disparities.
The non-deductible HIF increased the YTD 2020 consolidated GAAP operating cost ratio by approximately 150 basis points.

Balance sheet
•At September 30, 2021, the company had cash, cash equivalents, and investment securities of $19.12 billion, an increase of approximately $1.09 billion, or 6 percent, from $18.03 billion at June 30, 2021. The sequential increase primarily resulted from the net proceeds of a $3.00 billion senior note issuance as more fully described below, as well as proceeds from a term loan and strong operating cash flows during the quarter. These increases were partially offset by cash outflows associated with the acquisition of Kindred at Home, capital expenditures, and other financing outflows including net repayment of commercial paper, unfavorable fair value adjustments to the company's publicly-traded equity securities, and the payment of dividends to stockholders. Detailed changes are outlined in the company’s quarterly consolidated statement of cash flows on page S-6 of the statistical supplement included in this release.
•At September 30, 2021, cash and short-term investments held at the parent company were $1.25 billion, a decrease of approximately $20 million, or 2 percent, from $1.27 billion at June 30, 2021. The sequential decrease primarily reflects the Kindred at Home acquisition, along with the repayment of commercial paper, capital expenditures, cash dividends to shareholders, and capital contributions to certain subsidiaries. These decreases were partially offset by net proceeds from the company's $3.00 billion senior note issuance and a term loan, combined with an increase in non-regulated subsidiary earnings in the company's Healthcare Services segment.
•Days in claims payable (DCP) of 46.5 days at September 30, 2021 represented an increase of 1.5 days from 45.0 days at June 30, 2021, and a decrease of 1.9 days from 48.4 days at September 30, 2020.
The sequential increase primarily resulted from higher utilization levels during 3Q21 compared to the second quarter of 2021, primarily associated with the increase in COVID-19 cases. This impact was partially offset by capitation payments to providers under risk-sharing arrangements.
The year-over-year decline reflects the impact of higher provider surplus accrual balances in 3Q20 related to the company's risk sharing arrangements as a result a depressed utilization levels in 2020.
Changes are outlined in the DCP rollforward on page S-18 of the statistical supplement included in this release.
•As expected, Humana's debt-to-total capitalization at September 30, 2021 increased 1,040 basis points to 43.0 percent from 32.6 percent at June 30, 2021. The sequential increase primarily resulted from the impact of the company's $3.00 billion senior debt offering, the assumption of Kindred at Home debt, and borrowings under a term loan. These increases were partially offset by the net impact of 3Q21 earnings and the net repayment of commercial paper.
During 3Q21, the company closed on a public offering of $3.00 billion in senior notes. These notes are comprised of $1.50 billion of the company's 0.650 percent senior notes, due 2023, at 99.933 percent of the principal amount; $750 million of the company's 1.350 percent senior notes, due 2027, at 99.905 percent of the principal amount; and $750 million of the company's 2.150 percent senior notes, due 2032, at 99.804 percent of the principal amount. The net proceeds of the public offering were used to fund the approximately $5.8 billion purchase price of the acquisition of Kindred at Home; the purchase price included the assumption of Kindred at Home's indebtedness and was net of Humana's existing 40 percent equity interest.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, debt issuance, and acquisitions, including, for example, the Kindred at Home transaction that closed in 3Q21.
•On October 29, 2021, Humana entered into a $2.0 billion term loan credit agreement with certain lending banks and other financial institutions. Proceeds of the term loan were used by Humana to finance the repayment of the outstanding debt under the Kindred at Home credit agreement and for other general corporate purposes. Loans under the new term loan bear interest at adjusted term Secured Overnight Financing Rate (SOFR) or the base rate plus a spread and will mature on the second anniversary of the closing date. The term loan credit agreement contains customary covenants, including a maximum debt to capitalization financial condition covenant, as well as customary events of default. The term loan credit agreement also includes customary representations and warranties. At the time of the repayment in full of the Kindred At Home credit agreement, there was $1.9 billion of outstanding debt thereunder and no prepayment penalty was due.
Operating cash flows
•GAAP cash flows provided by operations of $2.84 billion in 3Q21 compared to GAAP cash flows provided by operations of $1.82 billion in 3Q20, an increase of $1.02 billion year over year. The increase primarily resulted from the following factors:

◦the favorable impact of the termination of the non-deductible HIF in 2021; the HIF resulted in a $1.20 billion payment in 3Q20,

◦the timing of the remittance of quarterly federal income taxes as 3Q20 GAAP cash flows reflected the delayed payment of estimated second quarter 2020 federal income taxes until 3Q20, and

◦positive impact of working capital items.

These increases were partially offset by the impact of lower earnings in 3Q21 (excluding the impact of the non-cash Kindred at Home gain) compared to 3Q20.
•GAAP cash flows provided by operations for YTD 2021 totaled $2.36 billion versus GAAP cash flows provided by operations of $5.36 billion for YTD 2020, a decrease of $3.00 billion year over year. The year-over-year decline resulted from the following factors:
◦negative impact of working capital items, primarily as a result of prior year disruptions caused by COVID-19; these impacts included paying down claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support; and
◦lower earnings in YTD 2021.
These factors were partially offset by the favorable impact of the termination of the non-deductible HIF in 2021, as described above.
Share repurchases
•In December 2020, the company entered into separate agreements with two third-party financial institutions to effect an aggregate $1.75 billion accelerated stock repurchase (ASR) program as part of the $3.00 billion repurchase program authorized by the Board of Directors on July 30, 2019. Under the terms of this program, which was completed in the second quarter of 2021, the company repurchased a total of approximately 4,366,500 of its outstanding shares at an average price of $400.78.
•The company did not complete any open-market share repurchase transactions during 3Q21.
•In February 2021, Humana's Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of February 18, 2024, replacing the previous $3.00 billion share repurchase authorization (of which approximately $250 million remained unused). As of November 2, 2021, the company had a remaining repurchase authorization of $3.00 billion.

Cash dividends

•The company paid cash dividends to its stockholders of $90 million in 3Q21 versus $83 million in 3Q20. Cash dividends of $263 million were paid to the company's stockholders during YTD 2021 compared to $239 million in YTD 2020. The year-over-year quarter and YTD growth reflects increases in the per share dividend amounts paid to stockholders, including the increase to $0.70 per share from $0.625 per share as approved by the company's Board of Directors in February 2021, as well as the increase to $0.625 per share from $0.55 per share approved in February 2020.
•As previously disclosed, in October 2021, the company's Board of Directors declared a cash dividend of $0.70 per share payable on January 28, 2022 to stockholders of record on December 31, 2021.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:
•The 3Q21 revenues for the Retail segment were $18.44 billion, an increase of $1.70 billion, or 10 percent, from $16.74 billion in 3Q20 primarily reflecting the following items:
◦individual Medicare Advantage and state-based contracts membership growth; and
◦higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021, net of MRA headwinds resulting from COVID-19 related utilization disruption in 2020.
These favorable items were partially offset by the decline in membership in the company's stand-alone PDP and group Medicare Advantage offerings.
•The YTD 2021 revenues for the Retail segment were $55.63 billion, up $5.17 billion, or 10 percent, from $50.46 billion in YTD 2020 primarily driven by the same factors impacting the quarterly comparison, as well as the additional quarter of impact of Medicare sequestration relief in 2021 as sequestration was not enacted until the second quarter of 2020.
Retail segment enrollment:
•Individual Medicare Advantage membership was 4,397,300 as of September 30, 2021, a net increase of 462,200 or 12 percent, from 3,935,100 as of September 30, 2020, and up 434,600, or 11 percent, from 3,962,700 as of December 31, 2020. The increases were primarily due to membership additions associated with the previous Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries, as well as the impact of Dual Eligible Special Need Plans (D-SNP) membership added as a result of the Independent Care Health Plan (iCare) acquisition in the first quarter of 2021. Membership growth was further impacted by continued enrollment from special elections and newly eligible individuals following the AEP and OEP periods.
The 2021 OEP sales period, which ran from January 1 to March 31, 2021, added approximately 36,000 members compared to the 2020 OEP that added approximately 30,000 members.

Individual Medicare Advantage membership includes 561,300 D-SNP members as of September 30, 2021, a net increase of 170,200, or 44 percent, from 391,100 as of September 30, 2020, and up 155,200, or 38 percent, from 406,100 as of December 31, 2020.
•Group Medicare Advantage membership was 559,800 as of September 30, 2021, a net decrease of 52,200, or 9 percent, from 612,000 at September 30, 2020, and down 53,400, or 9 percent, from 613,200 as of December 31, 2020. These anticipated decreases reflect the net loss of certain large accounts in January 2021, partially offset by continued growth in small group accounts.
•Membership in the company’s stand-alone PDP offerings was 3,638,400 as of September 30, 2021, a net decrease of 253,800, or 7 percent, from 3,892,200 as of September 30, 2020, and down 228,300, or 6 percent, from 3,866,700 as of December 31, 2020. These anticipated declines were primarily the result of the Walmart Value plan no longer being the low premium leader in 2021.
•State-based contracts and other membership (including dual-eligible demonstration members) was 909,100 as of September 30, 2021, a net increase of 179,000, or 25 percent, from 730,100 at September 30, 2020, and up 136,700, or 18 percent, from 772,400 at December 31, 2020. These increases primarily reflect additional enrollment as a result of the suspension of state eligibility redetermination efforts due to the currently-enacted Public Health Emergency, along with the iCare acquisition in Wisconsin completed earlier in 2021.
Retail segment benefits expense:
•The 3Q21 and YTD 2021 GAAP Retail segment benefit ratios increased to 88.1 percent and 87.6 percent, respectively, compared to the 3Q20 and YTD 2020 GAAP Retail segment benefit ratios of 85.1 percent and 83.3 percent, respectively. The year-over-year quarterly and YTD increases in the segment benefit ratio primarily reflect the following items:
◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products,
◦COVID-19 impacts in 2020, including the impact of the deferral of non-essential care, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts, as well as 2021 MRA headwinds resulting from the COVID-19 related utilization disruption in 2020, and
◦the impact in 3Q21 and YTD 2021 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
These factors were partially offset by higher favorable Prior Period Development in 2021 as further described below.
Prior Period Development

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2021	$463	$156	$54	$673
Prior Period Development from prior years recognized in 2020	$238	$(33)	$30	$235
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 3Q21 and YTD 2021 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.

The Retail segment's favorable Prior Period Development in 3Q21 decreased the segment benefit ratio by 30 basis points compared to the favorable Prior Period Development in 3Q20 decreasing the ratio by 20 basis points. Favorable Prior Period Development decreased the YTD 2021 ratio by 120 basis points while decreasing the YTD 2020 ratio by 50 basis points.
Retail segment operating costs:
•The Retail segment’s GAAP operating cost ratio was 9.1 percent in 3Q21 a decrease of 210 basis points from 11.2 percent in 3Q20. The year-over-year comparison was positively impacted by the following factors:
◦termination of the non-deductible HIF in 2021, which increased the 3Q20 Retail segment GAAP operating cost ratio by approximately 160 basis points,
◦lower COVID-19 related administrative costs in 3Q21 compared to 3Q20, as previously discussed,
◦scale efficiencies associated with growth in the company's individual Medicare Advantage membership, and
◦operating cost efficiencies in 3Q21 driven by previously implemented productivity initiatives.
These improvements were partially offset by continued strategic investments made to position the segment for long-term success.
•The Retail segment's YTD 2021 GAAP operating cost ratio was 8.4 percent, a decrease of 160 basis points from 10.0 percent in YTD 2020 primarily reflecting the same factors that impacted the year-over-year comparison for the third quarter. The non-deductible HIF impacted the segment's YTD 2020 operating cost ratio by approximately 160 basis points.
Retail segment results:

Retail segment earnings in millions	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$456	$553	$2,086	$3,227
Amortization associated with identifiable intangibles	4	4	12	12
Adjusted (non-GAAP)	$460	$557	$2,098	$3,239
•The year-over-year unfavorable comparison of GAAP segment earnings, for both quarter and YTD, resulted from the same factors that led to the segment's higher benefit ratio, partially offset by the segment's lower operating cost ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:
•The 3Q21 revenues for the Group and Specialty segment were $1.70 billion, a decrease of $99 million, or 6 percent, from $1.79 billion in 3Q20. This decrease was primarily due to the anticipated decline in the company's fully-insured group commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.

•The YTD 2021 revenues for the Group and Specialty segment were $5.15 billion, a decrease of $344 million, or 6 percent, from $5.49 billion in YTD 2020 primarily reflecting the same factors that impacted the year-over-year third quarter comparison.
Group and Specialty segment enrollment:
•Group fully-insured commercial medical membership was 690,000 at September 30, 2021, a decrease of 109,500, or 14 percent, from 799,500 at September 30, 2020, and down 87,400, or 11 percent, from 777,400 at December 31, 2020. These declines reflect lower small group quoting activity and sales attributable to depressed economic activity from the COVID-19 pandemic, partially offset by higher retention of existing customers, particularly in larger groups. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 51 percent at September 30, 2021 compared to 54 percent at December 31, 2020 and 56 percent at September 30, 2020.
•Group ASO commercial medical membership was 496,500 at September 30, 2021, a decrease of 5,600, or 1 percent, from 502,100 at September 30, 2020, and down 8,400, or 2 percent, from 504,900 at December 31, 2020. Small group membership comprised 44 percent of group ASO medical membership at September 30, 2021 compared to 45 percent at December 31, 2020 and September 30, 2020, respectively. Membership as of September 30, 2021 reflects intensified competition for small group accounts, partially offset by strong retention among large group accounts.
•Military services membership was 6,051,700 at September 30, 2021, an increase of 35,300, or 1 percent from 6,016,400 at September 30, 2020, and up 53,000, or 1 percent, from 5,998,700 at December 31, 2020. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.
•Membership in specialty products(h) was 5,313,100 at September 30, 2021, a decrease of 12,500 from 5,325,600, at September 30, 2020, but up 2,800 from 5,310,300 at December 31, 2020. The year-over-year membership decline reflects the loss of dental and vision groups cross-sold with medical, as reflected in the loss of group fully-insured commercial medical membership described above. The YTD increase in specialty membership resulted from higher vision membership partially offset by a decline in dental members. As previously discussed, both the year-over-year and YTD changes also reflect the impact of the economic downturn driven by the COVID-19 pandemic.
Group and Specialty segment benefits expense:
•The 3Q21 and YTD 2021 GAAP Group and Specialty segment benefit ratios were 86.4 percent and 81.2 percent, respectively, compared to the 3Q20 and YTD 2020 GAAP segment benefit ratios of 93.0 percent and 79.6 percent, respectively.
The year-over-year change from 3Q20 to 3Q21 primarily reflects the following factors:
◦the negative impact on the 3Q20 ratio as a result of ongoing pandemic relief efforts, primarily surrounding initiatives to ease administrative and financial stress for providers and employers, including premium rate relief for select employer groups and the payment of monthly stipends to support dental providers,
◦deliberate pricing and benefit design efforts to increase profitability and position the commercial business for long-term success,
◦and the impact of lower specialty utilization, primarily related to dental services.
These decreases were partially offset by the following factors:

◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products; and
◦the impact of unfavorable Prior Period Development in 3Q21.
The year-over-year increase in the segment benefit ratio from YTD 2020 to YTD 2021 primarily resulted from the following factors:
◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products; and
◦the significant impact of the deferral of non-essential care, primarily in the second quarter of 2020, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts in YTD 2020.
These factors were partially offset by the following:
◦impact of higher favorable Prior Period Development in YTD 2021; and
◦deliberate pricing and benefit design efforts to increase profitability and position the commercial business for long-term success.
Prior Period Development

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2021	$92	$8	$(5)	$95
Prior Period Development from prior years recognized in 2020	$46	$(16)	$13	$43
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 2021 as a result of the suspension of certain financial recovery programs for a period of time in 2020. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
The Group and Specialty segment's unfavorable Prior Period Development in 3Q21 increased the segment benefit ratio by 30 basis points compared to the favorable Prior Period Development in 3Q20 decreasing the ratio by 80 basis points. Favorable Prior Period Development decreased the YTD 2021 ratio by 210 basis points while decreasing the YTD 2020 ratio by 90 basis points.
Group and Specialty segment operating costs:
•The Group and Specialty segment’s GAAP operating cost ratio was 24.9 percent in 3Q21, a decrease of 30 basis points from 25.2 percent in 3Q20, primarily reflecting the following factors:
◦termination of the non-deductible HIF in 2021, which increased the 3Q20 Group and Specialty segment GAAP operating cost ratio by approximately 130 basis points,
◦lower COVID-19 related administrative costs in 3Q21 compared to 3Q20, as previously discussed, and
◦operating cost efficiencies in 3Q21 driven by previously implemented productivity initiatives.
These improvements were partially offset by continued strategic investments made to position the segment for long-term success.

•The Group and Specialty segment's GAAP operating cost ratio of 23.9 percent for YTD 2021 slightly decreased from the YTD 2020 GAAP operating cost ratio 24.0 percent. The year-over-year comparison reflects the same factors influencing the third quarter comparison. The non-deductible HIF impacted the segment's YTD 2020 operating cost ratio by approximately 130 basis points.
Group and Specialty segment results:

Group and Specialty segment (loss) earnings In millions	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	($28)	($160)	$186	$232
Amortization associated with identifiable intangibles	1	1	3	3
Adjusted (non-GAAP)	($27)	($159)	$189	$235
•The favorable year-over-year comparison of quarterly GAAP segment results reflects the segment's lower benefit and operating cost ratios. The year-over-year decline in YTD segment earnings is reflective of the same factors that resulted in a higher benefit ratio, partially offset by an improving operating cost ratio in YTD 2021.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and home solutions services, such as home health and other services and capabilities to promote wellness and advance population health, including the recently acquired full ownership of Kindred at Home, as well as the company's strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:
•Revenues of $8.04 billion in 3Q21 for the Healthcare Services segment increased by $907 million, or 13 percent, from $7.13 billion in 3Q20. The year-over-year quarterly comparison was favorably impacted by the following factors:
◦the company's strong individual Medicare Advantage and state-based contracts membership growth,
◦the impact of Kindred at Home revenues (previously Kindred at Home's results were non-consolidating reflective of Humana's minority interest ownership), and
◦higher revenues associated with growth in the company's provider business.
These factors were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP and group Medicare Advantage membership as previously discussed.
•YTD 2021 revenues for the Healthcare Services segment were $22.76 billion, an increase of $1.60 billion, or 8 percent, from $21.16 billion in YTD 2020. The year-over-year increase was primarily due to the same factors affecting the year-over-year comparison for the third quarter, along with the favorable impact of additional pharmacy revenues associated with the Enclara Healthcare acquisition, as YTD 2021 included nine months of results while YTD 2020 included only eight months.

Healthcare Services segment operating costs:
•The Healthcare Services segment’s operating cost ratio was 95.0 percent in 3Q21, a decrease of 140 basis points from the 3Q20 ratio of 96.4 percent. The year-over-year decrease resulted from the following factors:

◦the impact of consolidated Kindred at Home operations which have a lower operating cost ratio than other businesses within the segment,

◦the impact on the 3Q20 ratio associated with COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's pharmacy, provider, and home solutions teams who continued to provide services to members throughout the crisis, and

◦operational improvement in the company's provider services business, largely related to Conviva, along with operating cost efficiencies driven by previously implemented productivity initiatives in 3Q21.

These decreases were partially offset by the following factors:

◦increased administrative costs in the pharmacy operations as a result of incremental spend to accelerate growth within the business,

◦additional shipping costs incurred in pharmacy operations to ensure members' timely receipt of prescriptions, and

◦increased utilization levels in the company's provider business in 3Q21 compared to depressed levels in 3Q20 amid the COVID-19 pandemic.

•The Healthcare Services segment’s YTD 2021 operating cost ratio was 95.6 percent a decrease of 20 basis points from 95.8 percent in YTD 2020 as a result of the same factors affecting the third quarter comparison. The year-over-year comparison was further impacted by increased pharmacy labor-related overtime costs due to weather disruptions occurring in the first quarter of 2021.
Healthcare Services segment operating statistics:
•Medicare Advantage and dual demonstration program membership enrolled in a Humana care management program(i) was 963,500 at September 30, 2021, up 5 percent from 917,200 at September 30, 2020 and up 6 percent from 910,600 at December 31, 2020. These increases were primarily driven by growth in Special Needs Plans (SNP) membership, partially offset by improved predictive modeling leading to a reduction in members being managed by legacy care management programs.
•Pharmacy script volume on an adjusted 30-day equivalent basis of 130 million for 3Q21 increased 9 percent compared to 119 million for 3Q20. Pharmacy script volume of 384 million for YTD 2021 increased 8 percent compared to 356 million for YTD 2020. Theses increases were primarily driven by higher individual Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP and group Medicare Advantage membership.
•Mail-order penetration in the Retail segment increased by 80 basis points to 30.7 percent in 3Q21 from 29.9 percent in 3Q20, while increasing 50 basis points to 30.1 percent in YTD 2021 from 29.6 percent in YTD 2020. The improvement reflects the investments within pharmacy operations to drive mail-order penetration. Strong pharmacy volumes continue to highlight that members value the convenience and cost savings of mail-order delivery.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	3Q21	3Q20	YTD 2021	YTD 2020
GAAP segment earnings	$373	$249	$953	$816
Depreciation and amortization expense	49	52	140	151
Interest and taxes	(7)	26	39	69
Adjusted EBITDA (e)	$415	$327	$1,132	$1,036
•The Healthcare Services segment’s 3Q21 GAAP segment earnings increased by $124 million, or 50 percent, to $373 million compared to GAAP segment earnings of $249 million in 3Q20. The increase resulted from the consolidation of Kindred at Home operations in 3Q21 upon full acquisition, compared to the impact of equity in net earnings recorded in 3Q20 as a result of Humana's minority interest ownership. The improvement was further impacted by the factors that drove the segment's declining operating cost ratio in 3Q21 from 3Q20.
•The Healthcare Services segment’s GAAP segment earnings in YTD 2021 increased $137 million, or 17 percent, to $953 million compared to GAAP segment earnings of $816 million in YTD 2020 primarily reflecting the same factors that led to the year-over-year favorable comparison of 3Q results.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 3Q21 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 3Q21 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on November 3, 2021 until 10:59 p.m. Eastern time on January 3, 2022 and can be accessed by dialing 855-859-2056 and providing the conference ID #7294015.
Footnotes
(a) 3Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.74 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021; GAAP measures affected in this release include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $33 million pretax, or $0.20 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with Kindred at Home acquisition of approximately $71 million pretax, or $0.39 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $174 million pretax, or $1.04 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.

(b) 3Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $23 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $7 million pretax, or $0.03 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million pretax, or $3.72 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million pretax, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(c) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $47 million pretax, or $0.28 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $567 million pretax, or $3.38 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with Kindred at Home acquisition of approximately $93 million pretax, or $0.52 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $197 million pretax, or $1.18 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.

(d) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $66 million pretax, or $0.38 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $63 million pretax, or $0.37 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million pretax, or $3.73 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million pretax, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods, as well as a portion of 3Q21, reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

(f) FY 2021 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of $3.38 per diluted common share related to Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. FY 2021 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
• Estimated transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.61 per diluted common share.
•Change in the fair market value of equity securities of $1.18 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(g) FY 2020 Adjusted results exclude the following:
• Amortization expense for identifiable intangibles of $0.51 per diluted common share.
• Put/call valuation adjustments of $0.60 per diluted common share associated with Humana's non-consolidating minority interest investments.
• Change in fair market value of publicly-traded equity securities of $4.32 per diluted common share.
• Net adjustment of $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business from 2014 to 2016 (previously written off).

(h) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(i) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; delays, reductions, suspensions, or cancellations of government funding resulting from a delay by Congress in raising the federal government's debt ceiling; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

To the extent that the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving out of pocket costs for COVID-19 testing and treatment. Humana is also taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2020;
•Form 10-Q for the quarter ended March 31, 2021; June 30, 2021; and
•Form 8-Ks filed during 2021.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of November 3, 2021 (includes impact of Kindred at Home acquisition)		Comments
Diluted earnings per common share (EPS)	GAAP	~$23.67 (was $24.97 to $25.47)	• Non-GAAP adjustments noted in footnote (f).
	Adjustments	~($3.17) (was (~$3.72))
	Non-GAAP	~$20.50 ($21.25 to $21.75)

Total revenues	Consolidated	$83.1 billion to $83.5 billion (was $82.5 billion to $83.5 billion)	• Consolidated and segment-level revenue projections include expected investment income. • Segment-level revenues include amounts that eliminate in consolidation.
	Retail segment	$73.8 billion to $74.1 billion (was $73.5 billion to $74.3 billion)
	Group and Specialty segment	$6.7 billion to $6.9 billion (was $6.7 billion to $7.0 billion)
	Healthcare Services segment	$31.3 billion to $31.6 billion (was $31.2 billion to $32.0 billion)

Change in year-end medical membership from prior year end
•Individual Medicare Advantage: Up ~450,000 (was Up ~425,000 to 475,000)
•Group Medicare Advantage: Down ~50,000 (no change)
•Medicare stand-alone PDP: Down ~275,000 (was Down ~300,000)
•State-based contracts: Up ~125,000 to ~150,000 (was Up ~100,000 to ~125,000)
•Group commercial medical: Down ~125,000 (was Down ~100,000)
• State-based contracts include membership in Florida, Kentucky, Illinois, Wisconsin, and South Carolina. • Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio	Retail segment	87.8% to 88.4% (was 87.5% to 88.5%)	• Ratio calculation: benefits expense as a percent of premiums revenues.
	Group and Specialty segment	82.7% to 83.2% (no change)

Consolidated operating cost ratio	GAAP: 12.0% to 12.3% (was 11.8% to 12.3%) Adjusted: 11.9% to 12.2% (was 11.7% to 12.2%)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of November 3, 2021 (includes impact of Kindred at Home acquisition)		Comments
Segment results	Retail segment earnings	$1.975 billion to $2.075 billion (was $2.1 billion to $2.3 billion)	• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Group and Specialty segment earnings	$100 million to $130 million (was $100 million to $150 million)
	Healthcare Services Adjusted EBITDA	$1.535 billion to $1.560 billion (was $1.50 billion to $1.55 billion)

Effective tax rate	GAAP: 15.3% to 15.7% (was 16.2% to 16.8%) Adjusted: 22.6% to 23.0% (was 22.1% to 22.7%)		•GAAP rate reflects the impact of a non-taxable mark to market gain associated with the company's previous 40 percent minority ownership of Kindred at Home

Weighted average share count for diluted EPS	129.0 million to 129.5 million (was 128.6 million to 129.6 million)

Cash flows from operations	~$3.5 billion (was $4.0 billion to $4.5 billion)

Capital expenditures	$1.2 billion to $1.3 billion (was $1.1 billion to $1.2 billion)

Humana Inc.
Statistical Schedules
And
Supplementary Information
3Q21 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 3Q21 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6- S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment and Provider Partner Metrics (S-15)
9.	Healthcare Services Segment Metrics (S-16)
Balance Sheet Detail
10.	Benefits Payable Detail and Statistics (S-17 - S-18)
Footnotes (S-19)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended September 30,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$19,885	$18,904	$981	5.2%
Services	845	457	388	84.9%
Investment (loss) income	(33)	714	(747)	-104.6%
Total revenues	20,697	20,075	622	3.1%
Operating expenses:
Benefits	17,316	15,611	1,705	10.9%
Operating costs	2,603	2,513	90	3.6%
Depreciation and amortization	150	128	22	17.2%
Total operating expenses	20,069	18,252	1,817	10.0%
Income from operations	628	1,823	(1,195)	-65.6%
Interest expense	88	75	13	17.3%
Other income, net (A)	(1,096)	(7)	1,089	15,557.1%
Income before income taxes and equity in net earnings	1,636	1,755	(119)	-6.8%
Provision for income taxes	120	450	(330)	-73.3%
Equity in net earnings (B)	15	35	(20)	-57.1%
Net income	$1,531	$1,340	$191	14.3%
Basic earnings per common share	$11.91	$10.12	$1.79	17.7%
Diluted earnings per common share	$11.84	$10.05	$1.79	17.8%
Shares used in computing basic earnings per common share (000’s)	128,518	132,318
Shares used in computing diluted earnings per common share (000’s)	129,255	133,196

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the nine months ended September 30,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$59,987	$55,822	$4,165	7.5%
Services	1,802	1,331	471	35.4%
Investment income	221	940	(719)	-76.5%
Total revenues	62,010	58,093	3,917	6.7%
Operating expenses:
Benefits	51,761	45,415	6,346	14.0%
Operating costs	6,726	6,984	(258)	-3.7%
Depreciation and amortization	436	362	74	20.4%
Total operating expenses	58,923	52,761	6,162	11.7%
Income from operations	3,087	5,332	(2,245)	-42.1%
Interest expense	235	211	24	11.4%
Other (income) expense, net (A)	(562)	63	625	992.1%
Income before income taxes and equity in net earnings	3,414	5,058	(1,644)	-32.5%
Provision for income taxes	536	1,485	(949)	-63.9%
Equity in net earnings (B)	69	68	1	1.5%
Net income	$2,947	$3,641	$(694)	-19.1%
Basic earnings per common share	$22.90	$27.53	$(4.63)	-16.8%
Diluted earnings per common share	$22.77	$27.37	$(4.60)	-16.8%
Shares used in computing basic earnings per common share (000’s)	128,714	132,234
Shares used in computing diluted earnings per common share (000’s)	129,398	133,010

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	September 30,	December 31,	Year-to-Date Change
	2021	2020	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,304	$4,673
Investment securities	13,719	12,554
Receivables, net	1,879	1,138
Other current assets	5,913	5,276
Total current assets	25,815	23,641	$2,174	9.2%
Property and equipment, net	2,898	2,371
Long-term investment securities	1,095	1,212
Goodwill	10,806	4,447
Equity method investments	143	1,170
Other long-term assets	4,563	2,128
Total assets	$45,320	$34,969	$10,351	29.6%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$8,758	$8,143
Trade accounts payable and accrued expenses	4,957	4,013
Book overdraft	240	320
Unearned revenues	277	318
Short-term debt	795	600
Total current liabilities	15,027	13,394	$1,633	12.2%
Long-term debt	11,466	6,060
Other long-term liabilities	2,545	1,787
Total liabilities	29,038	21,241	$7,797	36.7%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at September 30, 2021	33	33
Capital in excess of par value	3,064	2,705
Retained earnings	23,191	20,517
Accumulated other comprehensive income	145	391
Treasury stock, at cost, 70,114,451 shares at September 30, 2021	(10,173)	(9,918)
Noncontrolling interests	22	—
Total stockholders’ equity	16,282	13,728	$2,554	18.6%
Total liabilities and stockholders’ equity	$45,320	$34,969	$10,351	29.6%
Debt-to-total capitalization ratio	43.0%	32.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended September 30,
			Dollar	Percentage
	2021	2020	Change	Change
Cash flows from operating activities
Net income	$1,531	$1,340
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on Kindred at Home equity method investment	(1,129)	—
Depreciation	160	138
Amortization	21	23
Loss (gain) on investment securities, net	104	(645)
Equity in net earnings	(15)	(35)
Stock-based compensation	48	47
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	991	1,103
Other assets	403	577
Benefits payable	273	228
Other liabilities	508	(1,010)
Unearned revenues	(89)	21
Other, net	29	28
Net cash provided by operating activities	2,835	1,815	$1,020	56.2%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(3,634)	—
Purchases of property and equipment, net	(326)	(250)
Purchases of investment securities	(1,266)	(1,766)
Maturities of investment securities	476	1,855
Proceeds from sales of investment securities	499	13
Net cash used in investing activities	(4,251)	(148)	($4,103)	-2,772.3%
Cash flows from financing activities
Withdrawals from contract deposits, net	(578)	(663)
Proceeds from issuance of senior notes	2,984	—
Debt issue costs	(8)	—
Repayment of commercial paper, net	(315)	—
Proceeds from issuance of term loan	500	—
Repayment of term loan	(150)	—
Change in book overdraft	4	(96)
Common stock repurchases	(3)	(5)
Dividends paid	(90)	(83)
Proceeds from stock option exercises and other	(2)	2
Net cash provided by (used in) financing activities	2,342	(845)	$3,187	377.2%
Increase in cash and cash equivalents	926	822
Cash and cash equivalents at beginning of period	3,378	7,163
Cash and cash equivalents at end of period	$4,304	$7,985

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the nine months ended September 30,		Dollar	Percent

	2021	2020	Change	Change
Cash flows from operating activities
Net income	$2,947	$3,641
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on Kindred at Home equity method investment	(1,129)	—
Depreciation	468	390
Amortization	51	66
Loss (gain) on investment securities, net	18	(696)
Equity in net earnings	(69)	(68)
Stock-based compensation	132	129
Benefit for deferred income taxes	—	(3)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(294)	(82)
Other assets	(476)	(1,547)
Benefits payable	573	2,204
Other liabilities	207	1,257
Unearned revenues	(84)	40
Other, net	14	25
Net cash provided by operating activities	2,358	5,356	($2,998)	-56.0%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(3,959)	(709)
Purchases of property and equipment, net	(945)	(668)
Purchases of investment securities	(6,573)	(7,230)
Maturities of investment securities	2,103	3,500
Proceeds from sales of investment securities	2,920	2,097
Net cash used in investing activities	(6,454)	(3,010)	($3,444)	-114.4%
Cash flows from financing activities
Receipts from contract deposits, net	605	(274)
Proceeds from issuance of senior notes, net	2,984	1,088
Debt issue costs	(29)	—
Proceeds from the issuance of commercial paper, net	193	21
Proceeds from issuance of term loan	500	1,000
Repayment of term loan	(150)	—
Change in book overdraft	(80)	(11)
Common stock repurchases	(36)	(30)
Dividends paid	(263)	(239)
Proceeds from stock option exercises and other	3	30
Net cash provided by financing activities	3,727	1,585	$2,142	135.1%
(Decrease) increase in cash and cash equivalents	(369)	3,931
Cash and cash equivalents at beginning of period	4,673	4,054
Cash and cash equivalents at end of period	$4,304	$7,985

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,642	$—	$—	$—	$14,642
Group Medicare Advantage	1,737	—	—	—	1,737
Medicare stand-alone PDP	541	—	—	—	541
Total Medicare	16,920	—	—	—	16,920
Fully-insured	185	1,052	—	—	1,237
Specialty	—	432	—	—	432
Medicaid and other (C)	1,296	—	—	—	1,296
Total premiums	18,401	1,484	—	—	19,885
Services revenue:
Home Solutions (D)	—	—	374	—	374
Pharmacy	—	—	163	—	163
Provider	—	—	110	—	110
ASO and other (E)	—	198	—	—	198
Total services revenue	—	198	647	—	845
Total revenues—external customers	18,401	1,682	647	—	20,730
Intersegment revenues
Services	1	10	5,087	(5,098)	—
Products	—	—	2,303	(2,303)	—
Total intersegment revenues	1	10	7,390	(7,401)	—
Investment income	38	3	1	(75)	(33)
Total revenues	18,440	1,695	8,038	(7,476)	20,697
Operating expenses:
Benefits	16,207	1,282	—	(173)	17,316
Operating costs	1,669	421	7,634	(7,121)	2,603
Depreciation and amortization	108	20	46	(24)	150
Total operating expenses	17,984	1,723	7,680	(7,318)	20,069
Income (loss) from operations	456	(28)	358	(158)	628
Interest expense	—	—	—	88	88
Other income, net (A)	—	—	—	(1,096)	(1,096)
Income (loss) before income taxes and equity in net earnings	456	(28)	358	850	1,636
Equity in net earnings (B)	—	—	15	—	15
Segment earnings (loss)	$456	$(28)	$373	$850	$1,651
Benefit ratio	88.1%	86.4%			87.1%
Operating cost ratio	9.1%	24.9%	95.0%		12.6%

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$12,949	$—	$—	$—	$12,949
Group Medicare Advantage	1,880	—	—	—	1,880
Medicare stand-alone PDP	622	—	—	—	622
Total Medicare	15,451	—	—	—	15,451
Fully-insured	177	1,169	—	602	1,948
Specialty	—	424	—	—	424
Medicaid and other (C)	1,081	—	—	—	1,081
Total premiums	16,709	1,593	—	602	18,904
Services revenue:
Home Solutions (D)	—	—	26	—	26
Pharmacy	—	—	157	—	157
Provider	—	—	81	—	81
ASO and other (E)	4	189	—	—	193
Total services revenue	4	189	264	—	457
Total revenues—external customers	16,713	1,782	264	602	19,361
Intersegment revenues
Services	—	9	4,852	(4,861)	—
Products	—	—	2,013	(2,013)	—
Total intersegment revenues	—	9	6,865	(6,874)	—
Investment income	28	3	2	681	714
Total revenues	16,741	1,794	7,131	(5,591)	20,075
Operating expenses:
Benefits	14,224	1,481	—	(94)	15,611
Operating costs	1,877	452	6,871	(6,687)	2,513
Depreciation and amortization	87	21	46	(26)	128
Total operating expenses	16,188	1,954	6,917	(6,807)	18,252
Income (loss) from operations	553	(160)	214	1,216	1,823
Interest expense	—	—	—	75	75
Other income, net (A)	—	—	—	(7)	(7)
Income (loss) before income taxes and equity in net earnings	553	(160)	214	1,148	1,755
Equity in net earnings (B)	—	—	35	—	35
Segment earnings (loss)	$553	$(160)	$249	$1,148	$1,790
Benefit ratio	85.1%	93.0%			82.6%
Operating cost ratio	11.2%	25.2%	96.4%		13.0%

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$44,042	$—	$—	$—	$44,042
Group Medicare Advantage	5,267	—	—	—	5,267
Medicare stand-alone PDP	1,867	—	—	—	1,867
Total Medicare	51,176	—	—	—	51,176
Fully-insured	545	3,229	—	—	3,774
Specialty	—	1,298	—	—	1,298
Medicaid and other (C)	3,739	—	—	—	3,739
Total premiums	55,460	4,527	—	—	59,987
Services revenue:
Home Solutions (D)	—	—	423	—	423
Pharmacy	—	—	482	—	482
Provider	—	—	298	—	298
ASO and other (E)	17	582	—	—	599
Total services revenue	17	582	1,203	—	1,802
Total revenues—external customers	55,477	5,109	1,203	—	61,789
Intersegment revenues
Services	1	30	14,838	(14,869)	—
Products	—	—	6,716	(6,716)	—
Total intersegment revenues	1	30	21,554	(21,585)	—
Investment income	155	11	3	52	221
Total revenues	55,633	5,150	22,760	(21,533)	62,010
Operating expenses:
Benefits	48,574	3,674	—	(487)	51,761
Operating costs	4,653	1,227	21,749	(20,903)	6,726
Depreciation and amortization	320	63	127	(74)	436
Total operating expenses	53,547	4,964	21,876	(21,464)	58,923
Income (loss) from operations	2,086	186	884	(69)	3,087
Interest expense	—	—	—	235	235
Other income, net (A)	—	—	—	(562)	(562)
Income before income taxes and equity in net earnings	2,086	186	884	258	3,414
Equity in net earnings (B)	—	—	69	—	69
Segment earnings	$2,086	$186	$953	$258	$3,483
Benefit ratio	87.6%	81.2%			86.3%
Operating cost ratio	8.4%	23.9%	95.6%		10.9%

Consolidating Statements of Income—For the nine months ended September 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$38,748	$—	$—	$—	$38,748
Group Medicare Advantage	5,867	—	—	—	5,867
Medicare stand-alone PDP	2,108	—	—	—	2,108
Total Medicare	46,723	—	—	—	46,723
Fully-insured	509	3,606	—	602	4,717
Specialty	—	1,278	—	—	1,278
Medicaid and other (C)	3,104	—	—	—	3,104
Total premiums	50,336	4,884	—	602	55,822
Services revenue:
Home Solutions (D)	—	—	80	—	80
Pharmacy	—	—	425	—	425
Provider	—	—	236	—	236
ASO and other (E)	14	576	—	—	590
Total services revenue	14	576	741	—	1,331
Total revenues—external customers	50,350	5,460	741	602	57,153
Intersegment revenues
Services	—	22	14,514	(14,536)	—
Products	—	—	5,900	(5,900)	—
Total intersegment revenues	—	22	20,414	(20,436)	—
Investment income	114	12	2	812	940
Total revenues	50,464	5,494	21,157	(19,022)	58,093
Operating expenses:
Benefits	41,939	3,886	—	(410)	45,415
Operating costs	5,047	1,316	20,274	(19,653)	6,984
Depreciation and amortization	251	60	135	(84)	362
Total operating expenses	47,237	5,262	20,409	(20,147)	52,761
Income from operations	3,227	232	748	1,125	5,332
Interest expense	—	—	—	211	211
Other expense, net (A)	—	—	—	63	63
Income before income taxes and equity in net earnings	3,227	232	748	851	5,058
Equity in net earnings (B)	—	—	68	—	68
Segment earnings	$3,227	$232	$816	$851	$5,126
Benefit ratio	83.3%	79.6%			81.4%
Operating cost ratio	10.0%	24.0%	95.8%		12.2%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Year to Date Change
	September 30, 2021	Average 3Q21	September 30, 2020	Amount	Percent	December 31, 2020	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,397.3	4,382.4	3,935.1	462.2	11.7%	3,962.7	434.6	11.0%
Group Medicare Advantage	559.8	559.2	612.0	(52.2)	-8.5%	613.2	(53.4)	-8.7%
Total Medicare Advantage	4,957.1	4,941.6	4,547.1	410.0	9.0%	4,575.9	381.2	8.3%
Medicare stand-alone PDP	3,638.4	3,643.1	3,892.2	(253.8)	-6.5%	3,866.7	(228.3)	-5.9%
Total Medicare	8,595.5	8,584.7	8,439.3	156.2	1.9%	8,442.6	152.9	1.8%
State-based contracts and other (F)	909.1	894.9	730.1	179.0	24.5%	772.4	136.7	17.7%
Medicare Supplement	332.0	331.5	331.3	0.7	0.2%	335.6	(3.6)	-1.1%
Total Retail	9,836.6	9,811.1	9,500.7	335.9	3.5%	9,550.6	286.0	3.0%
Group and Specialty
Fully-insured commercial medical	690.0	694.9	799.5	(109.5)	-13.7%	777.4	(87.4)	-11.2%
ASO commercial	496.5	496.6	502.1	(5.6)	-1.1%	504.9	(8.4)	-1.7%
Military services	6,051.7	6,041.8	6,016.4	35.3	0.6%	5,998.7	53.0	0.9%
Total Group and Specialty	7,238.2	7,233.3	7,318.0	(79.8)	-1.1%	7,281.0	(42.8)	-0.6%
Total Medical Membership	17,074.8	17,044.4	16,818.7	256.1	1.5%	16,831.6	243.2	1.4%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (G)	2,563.2	2,565.6	2,627.4	(64.2)	-2.4%	2,617.6	(54.4)	-2.1%
Dental—ASO	277.6	277.2	282.4	(4.8)	-1.7%	284.9	(7.3)	-2.6%
Vision	2,068.1	2,063.6	2,013.8	54.3	2.7%	2,005.5	62.6	3.1%
Other supplemental benefits (H)	404.2	404.4	402.0	2.2	0.5%	402.3	1.9	0.5%
Total Specialty Membership	5,313.1	5,310.8	5,325.6	(12.5)	-0.2%	5,310.3	2.8	0.1%

	September 30, 2021	Member Mix September 30, 2021	September 30, 2020	Member Mix September 30, 2020
Individual Medicare Advantage Membership
HMO	2,603.1	59%	2,332.2	59%
PPO/PFFS	1,794.2	41%	1,602.9	41%
Total Individual Medicare Advantage (I)	4,397.3	100%	3,935.1	100%
Individual Medicare Advantage Membership
Shared Risk (J)	1,412.5	32%	1,213.4	31%
Path to Risk (K)	1,567.3	36%	1,392.5	35%
Total Value-based	2,979.8	68%	2,605.9	66%
Other	1,417.5	32%	1,329.2	34%
Total Individual Medicare Advantage	4,397.3	100%	3,935.1	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended September 30,				Per Member per Month (N) For the three months ended September 30,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$14,642	$12,949	$1,693	13.1%	$1,114	$1,102
Group Medicare Advantage	1,737	1,880	(143)	-7.6%	1,035	1,026
Medicare stand-alone PDP	541	622	(81)	-13.0%	49	53
State-based contracts and other (C)	1,296	1,081	215	19.9%	483	503
Medicare Supplement	185	177	8	4.5%	186	179
Other services	1	4	(3)	-75.0%
Total Retail	18,402	16,713	1,689	10.1%
Group and Specialty
Fully-insured commercial medical	1,052	1,169	(117)	-10.0%	505	485
Specialty (L)	432	424	8	1.9%	29	28
Commercial ASO & other services (E)	84	76	8	10.5%
Military services (M)	124	122	2	1.6%
Total Group and Specialty	1,692	1,791	(99)	-5.5%
Healthcare Services
Pharmacy solutions	6,732	6,315	417	6.6%
Provider services	740	654	86	13.1%
Home Solutions (D)	565	160	405	253.1%
Total Healthcare Services	8,037	7,129	908	12.7%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the nine months ended September 30,				Per Member per Month (N) For the nine months ended September 30,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$44,042	$38,748	$5,294	13.7%	$1,130	$1,113
Group Medicare Advantage	5,267	5,867	(600)	-10.2%	1,049	1,073
Medicare stand-alone PDP	1,867	2,108	(241)	-11.4%	57	60
State-based contracts and other (C)	3,739	3,104	635	20.5%	481	517
Medicare Supplement	545	509	36	7.1%	184	176
Other services	18	14	4	28.6%
Total Retail	55,478	50,350	5,128	10.2%
Group and Specialty
Fully-insured commercial medical	3,229	3,606	(377)	-10.5%	505	481
Specialty (L)	1,298	1,278	20	1.6%	29	28
Commercial ASO & other services (E)	242	235	7	3.0%
Military services (M)	370	363	7	1.9%
Total Group and Specialty	5,139	5,482	(343)	-6.3%
Healthcare Services
Pharmacy solutions	19,726	18,700	1,026	5.5%
Provider services	2,156	1,960	196	10.0%
Home Solutions (D)	875	495	380	76.8%
Total Healthcare Services	22,757	21,155	1,602	7.6%

Humana Inc.
Healthcare Services Segment and Provider Partner Metrics

	September 30, 2021	September 30, 2020	Difference		December 31, 2020	Difference
Primary Care Providers:
Shared Risk (J)
Proprietary	1,100	1,000	100	10.0%	900	200	22.2%
Contracted	26,500	22,100	4,400	19.9%	23,000	3,500	15.2%
Path to Risk (K)	45,200	43,900	1,300	3.0%	43,900	1,300	3.0%
Total Value-based	72,800	67,000	5,800	8.7%	67,800	5,000	7.4%

Care Management Statistics:
Members enrolled in a Humana care management program (O)	963,500	917,200	46,300	5.0%	910,600	52,900	5.8%
Number of high-risk discharges enrolled in a post-discharge care management program (P)	59,600	68,900	(9,300)	-13.5%	73,600	(14,000)	-19.0%

Primary Care Centers (Q)	As of September 30, 2021
	Centers	Primary Care Providers	Patients Served
Humana's Care Delivery Subsidiaries	179	758	279,100
Joint Venture and Alliance Provider Partners	171	343

Humana Inc.
Healthcare Services Segment Metrics
Script volume in thousands

	For the three months ended September 30, 2021	For the three months ended September 30, 2020	Year-over-Year Difference		For the three months ended June 30, 2021	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.5%	0.1%		91.5%	0.1%
Group and Specialty	88.5%	88.0%	0.5%		88.5%	—%
Mail-Order Penetration
Retail	30.7%	29.9%	0.8%		30.1%	0.6%
Group and Specialty	6.5%	6.3%	0.2%		6.2%	0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (R)	129,700	119,400	10,300	8.6%	129,000	700	0.5%

	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.7%	-0.2%
Group and Specialty	88.6%	87.9%	0.7%
Mail-Order Penetration
Retail	30.1%	29.6%	0.5%
Group and Specialty	6.2%	6.2%	—%
			Difference	Percentage Change
Script volume (R)	384,200	355,800	28,400	8.0%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020	For the year ended December 31, 2020
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$8,143	$6,004	$6,004
Less: Reinsurance recoverables (S)	—	(68)	(68)
Beginning balance, net of reinsurance recoverable	8,143	5,936	5,936
Acquisitions	42	—	—
Incurred related to:
Current year	52,529	45,693	61,941
Prior years (T)	(768)	(278)	(313)
Total incurred	51,761	45,415	61,628
Paid related to:
Current year	(44,370)	(37,810)	(54,003)
Prior years	(6,818)	(5,334)	(5,418)
Total paid	(51,188)	(43,144)	(59,421)
Reinsurance recoverables (S)	—	1	—
Ending balance	$8,758	$8,208	$8,143

Humana Inc.
Benefits Payable Statistics (Continued) (U)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2020	48.4	5.6	13.1%
12/31/2020	46.2	5.8	14.4%
3/31/2021	45.0	3.7	9.0%
6/30/2021	45.0	(6.2)	-12.1%
9/30/2021	46.5	(1.9)	-3.9%

Change in Days in Claims Payable (V)	1Q 2021	2Q 2021	3Q 2021	YTD 2021	3Q 2020	Last Twelve Months
DCP—beginning of period	46.2	45.0	45.0	46.2	51.2	48.4
Components of change in DCP:
Provider accruals (W)	(0.9)	0.4	(1.1)	(1.6)	(2.8)	(2.6)
Medical fee-for-service (X)	(1.1)	0.1	2.6	1.6	(0.6)	1.2
Pharmacy (Y)	1.0	(0.3)	(0.5)	0.2	—	(0.2)
Processed claims inventory (Z)	—	(0.2)	0.2	—	0.7	(0.4)
Other (AA)	(0.2)	—	0.3	0.1	(0.1)	0.1
DCP—end of period	45.0	45.0	46.5	46.5	48.4	46.5
Total change from beginning of period	(1.2)	—	1.5	0.3	(2.8)	(1.9)

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q21 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)Reflects results from the company's home health and hospice lines of business.
(E)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(F)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contracting entity.
(G)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(H)Other supplemental benefits include group life policies.
(I)Members and plans connected to Humana's recent Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(J)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(K)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(L)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(M)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(N)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(O)Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(P)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(Q)Humana's care delivery subsidiaries include Conviva and CenterWell Senior Primary Care. The centers, primary care providers, and patients served counts include (i) the operations of our medical center business through both employed physicians and care providers, and through third party management service organizations and professional groups with whom we contract to arrange for and manage certain clinical services, (ii) clinics and operations managed by CenterWell Senior Primary Care in connection with a strategic partnership with Welsh, Carson, Anderson & Stowe, and (iii) those associated with MSO/IPA relationships with Conviva.
(R)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(S)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(T)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(U)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(V)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(W)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(X)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(Y)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Z)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(AA)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.